Exhibit 99.1

FINAL TRANSCRIPT

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CORPORATE PARTICIPANTS

Ned Murphy National MENTOR Holdings, Inc. - CEO

Bruce Nardella National MENTOR Holdings, Inc. - President and COO

Denis Holler National MENTOR Holdings, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Todd Corsair UBS - Analyst

Rob Steelman CIFC Asset Management - Analyst

David Yoon GSO Capital Markets - Analyst

Gabriel Szerda Macquarie Bank - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the fourth-quarter 2012 National MENTOR Holdings, Inc. earnings conference call. My name is [Janada], and I will be your operator for today. At this time all participants are in listen-only mode. Later we will conduct a question-and-answer session. (Operator Instructions.)

As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the conference over to Mr. Ned Murphy, CEO.

Ned Murphy - National MENTOR Holdings, Inc. - CEO

Thank you. This is Ned Murphy. I’m here in our office in Boston with Bruce Nardella, the Company’s President and Chief Operating Officer, and Denis Holler, the Company’s Chief Financial Officer. I would like to welcome you to National MENTOR Holdings’ conference call covering the fourth quarter and fiscal year ended September 30, 2012.

We provided notice of this call in a public news release distributed through the financial media. In addition, on December 21, 2012, we issued a news release through the financial media summarizing our results for the quarter and the fiscal year ended September 30, and we filed our 10-K with the Securities and Exchange Commission. The news release and the 10-K were also posted on our Investor Relations website at tmnfinancials.com.

Although it’s not our intention to provide forward-looking statements, I have to inform you that comments on this call may contain forward-looking statements. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from any such forward-looking statements, including the risks and uncertainties discussed in the note regarding forward-looking statements and risk factors included in our filings with the SEC.

We may also discuss certain non-GAAP financial measures during this call. I refer you to our press release of December 21 for comparable GAAP measures.

And finally, while some participants in this call may receive nonpublic information about our Company, this call will address public information only.

I’d like to begin with some comments about our operating environment. The environment in which we are operating remains stable in nearly all of our 34 states. Overall state tax revenues continue to recover and have now increased for 11 consecutive quarters. However, revenue performance isn’t even across the Company with collections in a small number of our key states running behind budgeted projections.

The most notable development since our last call is that Proposition 30 passed in the state of California. The initiative is projected to raise about $6 billion in revenue and allow the state to bypass trigger cuts that could have impacted our services.

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Of course, we have been keeping a close eye on developments at the federal level to avert the so-called fiscal cliff. Medicaid and Title IV-E, which funds foster care, are exempt from the across-the-board cuts under sequestration but reductions in other federal payments to states could stress state budgets.

As you know, under the Bill passed by Congress and signed by the President earlier this week, sequestration has been delayed for at least 60 days as Congress and the administration consider proposals to reduce the federal budget deficit.

I would like to turn now to our business strategy. As we’ve discussed on prior calls and during investor meetings last year throughout fiscal 2012 and now into fiscal ’13, we have been executing our plan to expand organic growth, particularly in our core human services business. It was not too long ago that this segment was experiencing contraction on an organic basis, but in 2011 we began pursuing several growth opportunities for human services that are more significant in number and potential financial impact than anything we have seen in several years.

As a result, we developed a plan that included significant investments, particularly for new starts. As our financial results indicate, these investments spurred an increase in organic growth during fiscal 2012 but they also had the effect of reducing our operating margin. We intend to continue our elevated level of new start spending for at least the first two quarters of fiscal 2013. This spending will continue to negatively impact our margin and could depress it further at least in the first two quarters. Our goal is to improve the Company’s operating margin later in fiscal 2013 as our newly begun programs stabilize and our new start spending declines.

It’s important to note, however, that the period of our elevated new start spending could be extended if either of the start of some of our new programs is delayed or if we identify new growth opportunities that require additional adjustments.

Our performance in the fourth quarter, as you saw from our release, show that revenues were $291 million, an increase of $19.5 million or 7.2% over revenues for the quarter ended September 30, 2011. Adjusted EBITDA for the fourth quarter was $28.6 million, an increase of $2.2 million or 8.3% compared to adjusted EBITDA for the fourth quarter of fiscal 2011. Income from operations for the fourth quarter was $12.3 million, an increase of $7.5 million as compared to the previous year.

For the full year, revenues were $1,129.6 million, an increase of $59 million or 5.5% over the prior year. Adjusted EBITDA was $110.5 million, a decrease of $3.4 million or 3% compared to fiscal 2011. Income from operations for fiscal ’12 was $46.7 million, an increase of $11.6 million as compared to the prior year.

At this point I’ll turn the call over to Bruce Nardella for more details in our operations.

Bruce Nardella - National MENTOR Holdings, Inc. - President and COO

Thank you, Ned. We completed two acquisitions in the fourth quarter, both at the end of August. Radical Rehab Solutions, a longtime provider of supported living in transitional living programs for individuals who have suffered a brain injury, located in the state of Kentucky, has joined our NeuroRestorative operation.

Also we expanded our human services operations in the state of Arizona with the acquisition of Alpha Group, a provider of residential and day services for individuals with intellectual and developmental disabilities. We are pleased to welcome them to the MENTOR Network, both the staff and the individuals served by both Radical Rehab and the Alpha Group.

Now, I want to briefly touch on a few factors that affected our performance in the fourth quarter. Despite the improved operating environment that Ned spoke of earlier, during the fourth quarter of fiscal year 2012, we continued to feel the impact of rate cuts most notably in the states of Arizona, Florida and Minnesota. These reductions weren’t new but rather tied to state fiscal year 2012 budgets passed during the spring and summer of 2011 when the states had to grapple with the expiration of the federal Medicaid stimulus.

Our performance in the quarter was also affected by our decision to pay a discretionary cash bonus to direct care staff, resulting in an expense of $2.5 million in the fourth quarter. As a human services company with the responsibility of caring for and supporting vulnerable people, our employees are the backbone of everything we do and that is especially true of our direct support staff. Although we continue to operate in a tight reimbursement environment with relatively stable labor markets, we thought it was important to set aside some funds to recognize the efforts of our direct care staff and reward their contributions.

Beyond this bonus, and as we noted last quarter, labor costs have increased as we have been executing on our growth plans. Our new starts and other growth opportunities have required increased staff in advance of revenue, including new programs to expand periodic nonresidential therapeutic services for children, adolescents and their families, day and vocational programming for adults with intellectual and developmental disability, and community-based residences for individuals moving from institutional settings.

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We have also invested in staff to fill vacancies and enhance quality in service delivery, primarily with the goal of strengthening our therapeutic foster care services. For more than a decade the number of children and adolescents in foster care nationally declined as our public partners place a greater emphasis on trying to keep children and adolescents out of residential care and with their families.

And that trend had negatively affected this core service for us.

During the last two years, however, the national foster care census has stabilized and we have focused on an expanding foster care services in jurisdictions where there is the demand to do so. While our foster care [census] during Q4 was essentially flat after growing quite nicely in Q3, this was a marked turnaround from the trend of the past several summers especially compared to the fourth quarter of fiscal 2011 when a typical summer slowdown was more significant.

And finally the combined performance of business insurances continues to stabilize and positively impacted our results in the fourth quarter. Denis will provide some additional detail in a moment, but managing these expenses will continue to be a significant priority for management across our operation.

Now I will turn the call over to Denis for some highlights of our financial performance.

Denis Holler - National MENTOR Holdings, Inc. - CFO

Thanks, Bruce. I will be referring to certain non-GAAP financial measures such as adjusted EBITDA and free cash flow, because I believe such measures are appropriate ways to discuss our financial results. However, please remember they are non-GAAP financial measures and should not be considered an alternative to other GAAP measures such as net income or income from operations.

Moving to the results for the quarter, as Ned indicated, we generated adjusted EBITDA of $28.6 million on $291 million of revenue. This was in line with guidance we presented in connection with the repricing of our senior debt which was completed in early October. Adjusted EBITDA increased $2.2 million and margin increased from 9.7% to 9.8% or by 10 basis points from our prior Q4.

The fourth-quarter results included, as we said earlier, an expense accrual for $2.5 million of discretionary bonuses for our direct care staff and was impacted positively by significantly lower costs for our self-insured reserves. Although, generally, claims rates and severity in the quarter continued to be favorable, most of the benefit was due to settlement of prior period claims for amounts lower than previous estimates. Organic revenue growth continued to accelerate from the third quarter to 5.3% increase over last year’s Q4. This was the case in the third quarter and as was the case in the third quarter and is Bruce noted, labor costs continue to be a drag on our margins.

In addition, new start losses which are defined as the aggregate net loss for the quarter of any programs started within the last 18 months were $3.4 million compared to just $530,000 last year.

Our net loss decreased quarter over quarter from $14.5 million to $5.3 million, mostly due to the decreases in non-cash impairment charges on our long-lived assets, losses from discontinued operations and restructuring expenses, in addition to the favorable adjustments of self-insured reserves, as stated above.

Moving to the fiscal 2012 results, we generated adjusted EBITDA of $110.5 million on $1,129.6 million in revenue. This represented on the EBITDA line a $3.4 million reduction in adjusted EBITDA or 3%, and then on revenue growth of 5.5%. Margin declined from 10.6% to 9.8%.

As was the case in the fourth quarter, organic growth more than doubled from 1.6% in 2011 to 3.8% this year. Increased labor costs as a percentage of revenue continued to be a drag on margins though this was mitigated by reductions in self-insured reserves.

In addition new start losses which, again, are defined as the aggregate net loss for the year of all programs started within the last 18 months increased by $5.4 million over the prior year from $1.8 million in 2011 to $7.2 million in 2012.

Year over year, our net loss decreased from $34.1 million to $14.4 million. In addition to the items mentioned above, this decrease was primarily due to the non-recurrence of the transaction costs that we incurred related to our February 2011 refinancing.

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A few comments on the free cash flow for the quarter. Free cash flow in the quarter was $6.5 million negative which is generally a favorable result, given our current capital structure and the fact that a bond payment of $15.6 million occurred on August 15. Working capital management continued to yield results although day sales outstanding on our accounts receivable increased by half a day over the third quarter. I will be commenting on this later.

Our net debt increased by $14.1 million to $749.9 million, and our outstanding revolver balance increased by $15.5 million to $19 million at the end of the fourth quarter as compared to Q3. This increase was largely used to fund two acquisitions for $10.3 million and a higher level of capital expenditures, $8.3 million in the quarter or 2.8% of revenue.

For the full year, our free cash flow is just about flat. $744,000 negative for the year. Our net debt increased by $16 million from $733.9 million to $749.9 million as reflected in our outstanding revolver balance which increased by $19 million. We’ve spoken at length on these calls about the run-up in DSO which at year end stood at 51.6 days. This represented a use of cash of about $12 million and this was offset by other favorable working capital management during the year, particularly in the accounts payable area. Capital expenditures for the year of $30.0 million or 2.7% of revenue increased to historically high levels to fund our growth initiatives. As Ned and Bruce have indicated we are seeing significant additional opportunities in 2013 and, therefore, we plan to continue spending at these levels in 2013.

Finally there were a total of seven acquisitions in each of fiscal 2012 and fiscal 2011. Total cash paid for acquisitions in fiscal 2012 was $16.5 million as compared to $12.7 million in fiscal 2011.

So in summary, the free cash flow for the year was essentially flat. DSO increase consumed about $12 million but was offset by other working capital measures and we borrowed $19 million on our revolver to fund our acquisitions at a higher level of CapEx spending.

Now a few comments on DSO. As you know, DSO has been a challenge for us this year and we had seen about a four-day increase overall from 48 days at the end of last year to about 52 at year end. As we have said this has been primarily driven by a shift of our neuro business into a centralized accounts receivable platform and the centralization in our shared service center of that business toward the end of 2011, as well as continued and [staged] centralization of our human service business.

Of these two initiatives, I would say that we are seeing progress in both areas but more so in the neuro business where collections metrics returning to pre-centralization levels.

Obviously, our goal is to take advantage of the leverage created by centralization to drive DSOs significantly lower than that.

I have noted above that DSO actually increased by half a day over the third quarter. This was driven by a few states in our human service business and as a result of recent transitions. This increase was caused by isolated business process issues that we may view that — we view as being temporary.

Neuro’s DSO continued to make steady progress in the quarter.

Moving to our covenants, as you may recall, last quarter we announced additional addbacks that we would be taking to our adjusted EBITDA for debt covenant purposes. This quarter these addbacks resulted in $7.8 million of additional EBITDA tolerance or approximately one third of a turn lower leverage.

Our current leverage covenant is 7.25 times with stepdowns to 6.75 at the end of our first quarter of 2013 and 6.5 times one year from now in the fourth quarter of 2013. Our current EBITDA tolerances are $21.9 million for our leverage covenant and $25.1 million for our interest coverage covenant.

We also repriced our senior credit agreement on October 15, 2012, lowering our LIBOR floor rate by 50 basis points. This will yield about $2.5 million annual interest savings, most of which will be realized in fiscal 2013.

And with that, I’ll turn it back to Ned.

Ned Murphy - National MENTOR Holdings, Inc. - CEO

Thank you, Denis. At this point, Janada, I would ask that you open the call for questions.

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QUESTION AND ANSWER

Operator

(Operator Instructions.) Todd Corsair, UBS.

Todd Corsair - UBS - Analyst

Just happy new year to you all and just a couple of questions. Medicaid, if we could just — if you guys could maybe talk a little bit about the rate environment and maybe specifically focus on, in the interest of time, focus on a few of the states that are either the most important or where there’s been some activity in the recent past. So let’s say specifically Minnesota, California, Florida, Arizona. Could you talk about — I mean, obviously, any changes that would occur later this year. It’s still a little while away but could you maybe talk about anything that is developing that we should be aware of, positive or negative?

Ned Murphy - National MENTOR Holdings, Inc. - CEO

Sure, as Bruce indicated, we view the overall rate environment as stable but with respect to the four states you mentioned which are four very important ones that we are watching very closely, Arizona has budgeted a 2% rate increase later this year. It’s effective April 1, 2013. So it hasn’t come into effect yet, but that was budgeted at the beginning of their fiscal year and they are collecting revenue in Arizona ahead of the budget year to date.

In Florida it’s stable. We are not seeing any action there; revenue is ahead of projections there as well a little bit, so that’s nothing much happening there in recent times.

In Minnesota, it’s a stable situation, although there is a risk of an additional cut in Minnesota if the state does not receive approval from CMS for a change in its waiver pertaining to nursing homes. It is a complex situation there but they have requested a modification to their waiver with respect to nursing homes, and that modification was built into the budget. So, if for some reason that does not happen, there is a small risk of additional minor rate cuts in Minnesota.

But nothing has happened. We have no visibility on that and their revenue is actually coming in ahead of projections. So we view that situation as stable but there is a small risk of something happening there.

With respect to California, as I indicated, because of the passage of the proposition we have avoided the trigger cuts that were built into the budget, and we could actually benefit in California because one of the rate increases that we incurred in 2009 was actually characterized under California law as a temporary rate cut. And that rate cut by action of law is rolling off later this year, and you know that could change, but we hope that with the approval of the Proposition and reasonable collections in California, we may actually see a small benefit there.

So that’s the take on those four states.

Todd Corsair - UBS - Analyst

Thanks, Ned. And just a clarifying point, with regard to Minnesota I understand the risk is small. But I want to make sure it’s what I have — it’s what I’m thinking of but is this essentially the 1.5% cut that’s currently in place potentially stepping up to like 1.7? I think it’s actually even a little lower than that. So it is relatively small, the incremental cut, if there is one.

Ned Murphy - National MENTOR Holdings, Inc. - CEO

Yes, our understanding is that it could be about an additional 1.6%, if it happens.

Todd Corsair - UBS - Analyst

That’s in addition to what is already in place?

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Ned Murphy - National MENTOR Holdings, Inc. - CEO

That’s right.

Todd Corsair - UBS - Analyst

Okay, I better look back at that. And then as far as just a couple of others, one thing I wanted to understand the losses on the new program starts in the quarter, if I’m right, I think it was about a $3 million impact year over year at least as you look at the two metrics like about a $3.4 million impact in the fourth quarter this year versus about $0.5 million last year and you guys did, of course, indicate that the elevated level of new start spending would at least persist for the first two quarters of fiscal ’13. But I did hear you sort of caveat that, caution on that, and I guess — am I understanding that maybe that that’s — we shouldn’t really — is it fair to say that we might not want to really count on seeing improvement after two quarters in terms of margins like, i.e., seeing that spend come down? You know, it really could kind of go either way. Is that kind of the right way to think about it or should we really be thinking about that as the goal that you’re very confident of?

Ned Murphy - National MENTOR Holdings, Inc. - CEO

Well, I think a certain amount of caution is prudent with respect to that. Obviously we have plans and intentions that we’ve developed and opportunities that we are exploiting in various places around the country. But those opportunities change, some new ones develop, some others may turn out to be not as big as we thought and also extraneous factors affect that.

For example, the area that was impacted by the hurricane includes several states in which were doing development activities which probably are delayed by 60 or 90 days because of the fallout of the hurricane that occurred in the East Coast. So it’s difficult to speak with absolute precision about the timing of those. But what we’ve given you is a sense of our estimates and what we are managing towards, but there are circumstances that could affect it, the timing going forward.

Todd Corsair - UBS - Analyst

Okay, so basically this is kind of the operating plan but there clearly are some risks around it as you delineated. So, okay.

And then lastly and I’ll jump back in the queue. While of course the new start losses did impact the numbers meaningfully from a negative standpoint, I suppose, short term in the quarter on the new program starts, on the flipside it sounds like you guys did benefit from this reduction in reserves for workers comp and employment practices liability.

And I was just wondering if you guys could be a little bit more specific. I think you noted in the K that there was a $4 million reserve decline for the full fiscal year. But you also noted in the 8-K that it definitely favorably impacted the quarter.

Could you give us a sense of exactly how much of that $4 million benefit year over year if you will did occur in the fourth quarter itself?

Denis Holler - National MENTOR Holdings, Inc. - CFO

Yes, Todd. This is Denis. So, looking at it, just the change in dollars from prior fourth quarter to this fourth quarter, the expense overall was lower by between $2 million and $3 million.

Todd Corsair - UBS - Analyst

$2 million to $3 million.

Denis Holler - National MENTOR Holdings, Inc. - CFO

And that would include not only the things you mentioned but also the health self-insured program would be the other big one. So comp, [PL], employment liability which is relatively small and also health.

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Todd Corsair - UBS - Analyst

Well alright let me just refinements then and say like with respect to — just to the portion that related to favorable settlement of prior period claims is that less than that $2 million to $3 million?

Denis Holler - National MENTOR Holdings, Inc. - CFO

No, that would be a little bit more.

Todd Corsair - UBS - Analyst

That is actually a little bit more in terms of the favorable impact for the quarter.

Denis Holler - National MENTOR Holdings, Inc. - CFO

That’s right.

Todd Corsair - UBS - Analyst

Okay, I’ll jump back in the queue, thank you.

Operator

Rob Steelman, CIFC Asset Management.

Rob Steelman - CIFC Asset Management - Analyst

Yes. Hi guys. Thanks for the call. I think Todd’s question almost got to my question but didn’t quite get there, so I’ll ask it.

I was coming at it, the EBITDA change year over year for the fourth quarter from a different angle. I mean it looks like EBITDA is up $2.2 million and you kind of list out six reasons for the variance. There was lower workers comp expense, there was the lower PL. Now there is higher staffing costs, higher start losses that were rate reductions and then there’s the bonus. Could you itemize out for me the impact from those six items so we can net for me the $2.2 million year-over-year variance for the fourth-quarter EBITDA?

Denis Holler - National MENTOR Holdings, Inc. - CFO

Yes, Rob, this is Denis. I don’t think we generally go into that much detail. We don’t normally go into that much detail on these calls.

Rob Steelman - CIFC Asset Management - Analyst

I guess if we group it, the first two items, the workers comp and the P&L, did I hear correctly? That’s about a $3 million positive impact for the quarter, year over year?

Denis Holler - National MENTOR Holdings, Inc. - CFO

Yes, in that neighborhood. Right.

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Rob Steelman - CIFC Asset Management - Analyst

Okay and then the new start losses? I think I saw —.

Denis Holler - National MENTOR Holdings, Inc. - CFO

The new start losses you have in the materials, I think.

Rob Steelman - CIFC Asset Management - Analyst

Right, and the —

Denis Holler - National MENTOR Holdings, Inc. - CFO

That’s about $3 million the other way.

Rob Steelman - CIFC Asset Management - Analyst

Yes, exactly and the bonus was about 1.2 and did you net out the rate reductions anywhere?

Denis Holler - National MENTOR Holdings, Inc. - CFO

Yes, while the net — the rate reductions we referred to are kind of the gross rate reductions we received there were also other rate increases that impacted the quarter and I think that on a net debt basis, quarter over quarter, it would be flat.

Rob Steelman - CIFC Asset Management - Analyst

Okay, I can work with that. That’s all I’ve got. Thanks guys.

Denis Holler - National MENTOR Holdings, Inc. - CFO

Okay.

Operator

(Operator Instructions.) David Yoon, GSO Capital Partners.

David Yoon - GSO Capital Markets - Analyst

Hey, how’s it going, guys? I think most of my questions were answered. One question I had was if you’ve heard anything — anything new in Washington with regard to Medicaid for your programs not with sequestration but with the debt ceiling negotiations? Is there anything to come up? Because I know I’ve heard that Medicaid could potentially be targeted as a barrier for savings. I just wanted to see if any of your programs have been targeted at all.

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Ned Murphy - National MENTOR Holdings, Inc. - CEO

No, David. This is Ned. I think there is no real new information on that. As you know, as you indicated, Medicaid is excluded from sequestration. But there’s been discussion over the last year particularly throughout the political campaign about what might happen. One of the proposals was a block granting of Medicaid. That’s probably off the table at least for the foreseeable future. But beyond that, we really don’t have any specific proposals that we are aware of that are being seriously considered in Washington.

David Yoon - GSO Capital Markets - Analyst

That’s helpful. Thanks. And then — trying to think — I think when you guys came out with the new term loan back in October, you had like a non-cash adjustment addback to EBITDA of roughly $8 million and I think that was explained as sort of a non-cash adjustment between accrued in cash liabilities. Is that the $4 million you’re referring to the reserve decline for the full year?

Denis Holler - National MENTOR Holdings, Inc. - CFO

No. So what we have done for purposes of our covenants and there’s a long background, you know, that we’ve described on these calls but, basically, we are accounting for the covenant our cash claims paid in the LTM period or P&L — for our special liability claims rather than the GAAP expense. The GAAP expense is running much higher based on — because it’s based on an actuarial analysis that takes in a lot of bad experience that came from — existed in 2007 which is still affecting that number.

So that’s what is happening in the covenant. In the period, we did have our — let’s put it this way, most of our pickup or reduction was in the workers comp area where our current expensing is at the appropriate level. However, there were prior period claims that were settled at gains really at — for much less or somewhat less than what was being carried in the accrual and so that created the upper and that’s really where most of it came from.

David Yoon - GSO Capital Markets - Analyst

Okay and you talked about some startups in New Jersey. You guys opened five new homes or opened five homes or whatever. Can you just update us on the progress there?

Bruce Nardella - National MENTOR Holdings, Inc. - President and COO

Yes, this is Bruce. We continue to move forward with our initiative of new starts and New Jersey is not the only state actually but there is significant movement there as Ned, I think, mentioned a moment ago we may be — we will be a bit delayed there because of issues related to the storm. But we continue to make progress and we think staff are executing well.

David Yoon - GSO Capital Markets - Analyst

Okay. Sounds good. I think that’s pretty much it. What was your organic growth for Q4? I think I calculated for the full fiscal year it is roughly 3.8%. What is it for that fourth quarter?

Denis Holler - National MENTOR Holdings, Inc. - CFO

I think I said 5 — 5.3%.

David Yoon - GSO Capital Markets - Analyst

5.3%?

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Denis Holler - National MENTOR Holdings, Inc. - CFO

Right.

David Yoon - GSO Capital Markets - Analyst

Great, thank you very much. Just as far as new starts are concerned, do you see anything — is there anything that could potentially delay like the revenues and coming from these new starts?

Ned Murphy - National MENTOR Holdings, Inc. - CEO

Yes, this is Ned. Sure. There’s always things that could delay it. I mean, the hurricane being an example, but also there are political and policy decisions that get made all over the country that can have an impact on this. There are [deinstitutionalization] projects going underway in a number of states, some of them very quickly, others of them are encountering more dispute at the local level. So I think you’re always subject to political and policy decision making in these efforts that can be somewhat unpredictable. So yes, there are things that can affect the timing.

David Yoon - GSO Capital Markets - Analyst

Yes, but at this point the startups you have now that are in place, you don’t see any, anything that’s — do you see anything out there that could potentially delay it further aside from, like, Sandy?

Ned Murphy - National MENTOR Holdings, Inc. - CEO

I think that when we start our program or series of programs it is with the belief that the — at least some level of new business is actually coming. We don’t get too far ahead of what we think our customers want. We may a little bit and certainly there have been circumstances where we pull back if we believe that business is not going to materialize. But the actual spending that we’re doing, we believe, is ahead of actual business.

David Yoon - GSO Capital Markets - Analyst

Okay. Great, thanks.

Operator

Todd Corsair, UBS.

Todd Corsair - UBS - Analyst

I’m sorry, just one or two others.

Just thinking a little bit more about it’s really more of a near-term issue than anything else I suppose just given the start-up losses. Given the start-up losses are at the level that they are and are apparently going to be at or even maybe a bit above those levels over the next few quarters, if I’m — and I realize you don’t choose to give guidance — but if I’m taking out $3 million or so for essentially a prior period benefit on the employment — on the employment practices in workers comp liability claims expense, would that would it be reasonable to think about your numbers, your sort of run rate at this point on an EBITDA basis as maybe a little bit closer to $25 million than to $30 million, given that you’re at $28.6 million and taking away $3 million or so brings you more in the $25 million to $26 million range.

I mean is that, without giving guidance, is that a reasonable way to think about things over the next few quarters? Because I would like expectations to be set in a reasonable range.

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Denis Holler - National MENTOR Holdings, Inc. - CFO

Todd, the $28 million also includes $2.5 million of wages, the wage pass through for the direct care employees, all of which was accrued in the fourth quarter.

Todd Corsair - UBS - Analyst

Right, true. Though you might be accruing a third to half of that on a quarterly basis over the next few quarters depending on what you choose to do.

Denis Holler - National MENTOR Holdings, Inc. - CFO

Yes, I mean you [make] the quarter of it right because we accrued a full year’s worth in one quarter.

Todd Corsair - UBS - Analyst

Okay, I think I hear — I get what you’re telling me but I’ll just follow up with one other one — .

Denis Holler - National MENTOR Holdings, Inc. - CFO

I mean, just back on the whole self-insured reserve topic, I think that our current [encouraging] rates are running well and you know we did have higher bookings that have come in to our numbers that are going to resolve in the future depending on experience. I think it’s a complicated picture.

Some of our gains on the insurances won’t occur because they were taken based on settlement of cases but there’s actuarial calculations here that carry forward. So I wouldn’t — I think that’s the other potential and accuracy in the analysis you’re professing to do there.

Todd Corsair - UBS - Analyst

Okay, well, if we come at it at a slightly different way because it’s basically the end of the day I think people are interested in what this sort of go forward looks like in terms of net debt reduction. And if we think about maybe from these — from the workers comp and employment practices liability claims expense trending lower, maybe there’s some effectively working capital benefit if you will from it if you start from an EBITDA perspective in terms of what you guys are actually paying out.

So, I guess as I look at cash from operations, and actually you guys did, if you pro forma fiscal 2011 full cash interest load that you guys have you guys did improve, I guess, almost double to like $30 million but of course you have CapEx running at those levels in your spending. You’re also spending some money on acquisitions.

So I guess the question is as we look at sort of the revolver position and your anticipated uses of cash on CapEx and acquisitions, should we be thinking about your revolver position being at similar to maybe even modestly higher levels over the course of the year here? Is that a fair way to think about things or, again, is that maybe just a little more specific than you care to be at this point?

Denis Holler - National MENTOR Holdings, Inc. - CFO

I think it tends to be a little bit more specific than we would care to be but I think what our goal is, is to normalize our DSO and then eventually through our efforts drive it down, which is going to bring cash in. You know we have had a more conservative posture on deployment for acquisitions, but I think we’d like to certainly manage that revolver balance to a very — as low a number as we can.

Todd Corsair - UBS - Analyst

Right. I mean you guys have spent on acquisitions and, frankly, I think people want to see you spending on these acquisitions where they’re deleveraging particularly at the bottom level. But I mean you guys have spent what like kind of $13 million to $16 million or so on acquisitions the last couple of years and we should actually probably think about that being in a similar level this year? Is that fair?

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Ned Murphy - National MENTOR Holdings, Inc. - CEO

I think that’s a reasonable inference, Todd. Obviously depends on what’s available to us and whether we like it.

Todd Corsair - UBS - Analyst

Of course.

Ned Murphy - National MENTOR Holdings, Inc. - CEO

But that’s a reasonable range.

Todd Corsair - UBS - Analyst

Okay, but Denis, lastly it does sounds like at least there’s a goal anyway operationally. I think you mentioned there was about $12 million or so that you essentially consumed through via increases in DSO through working capital. Part of the goal this year I guess is to try to recapture some of that and so net net, that maybe the revolver position is fairly consistent. Is that a fair way to look at it?

Denis Holler - National MENTOR Holdings, Inc. - CFO

Yes.

Todd Corsair - UBS - Analyst

Thank you very much, appreciate the time.

Operator

Gabriel Szerda with Macquarie.

Gabriel Szerda - Macquarie Bank - Analyst

Just a quick question. I guess it kind of speaks more to what Todd was asking there. I just wanted to kind of see where you guys are at in terms of reducing your leverage with all these initiatives that you guys are focusing on right now and CapEx focus as well?

Ned Murphy - National MENTOR Holdings, Inc. - CEO

This is Ned, Gabriel. I think as we look forward, obviously, it’s our hope that the new start spending that we are doing will result in new programs at least historically attainable margins, which will have an impact on our delevering as will the acquisitions as we’ve done in the past that we will likely continue to do in the future. But I think that’s where we see delevering happening both through organic growth and through acquisitions at attractive multiples.

Gabriel Szerda - Macquarie Bank - Analyst

And just one other question. In your most recent refi did you guys also increase the CapEx restriction you guys had I think from the original deal? I thought you guys were capped at $28 million.

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Ned Murphy - National MENTOR Holdings, Inc. - CEO

I don’t believe so.

Gabriel Szerda - Macquarie Bank - Analyst

You don’t believe so. Okay.

Ned Murphy - National MENTOR Holdings, Inc. - CEO

We will have to doublecheck that but we are not recalling that there was a change in that.

Gabriel Szerda - Macquarie Bank - Analyst

Okay, thank you.

Operator

David Yoon, GSO Capital Partners.

David Yoon - GSO Capital Markets - Analyst

Hi, I was wondering if you could give us a sense of where your liquidity is right now, your revolver balance, etc.?

Ned Murphy - National MENTOR Holdings, Inc. - CEO

We don’t give that.

David Yoon - GSO Capital Markets - Analyst

That sounds good, thanks.

Operator

At this time we have no further questions. I would now like to turn the call back over to Mr. Ned Murphy for any closing remarks.

Ned Murphy - National MENTOR Holdings, Inc. - CEO

Okay, thank you for participating on the call. We appreciate your interest in the Company and will look forward to talking to you again at the conclusion of the first quarter. Thank you.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day.

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